Exhibit 99.3

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Presents Second Generation Mucoregulator Therapy at American Thoracic Society Meeting

Plymouth Meeting, PA, May 21, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) and collaborators today announced the presentation of its second-generation mucoregulator molecule, MSI-2216, at the meeting of the American Thoracic Society, held in Seattle, Washington. The mucoregulator program is Genaera’s second product development program based on its genomics discoveries.

The study entitled, “Attenuation of Endotoxin-Induced Mucus Hypersecretion and Airway Inflammation by MSI-2216, a Calcium-Activated Chloride Channel Inhibitor,” suggests that the hCLCA1 (and its murine counterpart mCLCA3) inhibitor, MSI-2216, can decrease the mucus hypersecretion and airway inflammation in a model of acute respiratory infection, produced by the gram-negative bacterial cell wall component endotoxin.

Kenneth J. Holroyd, MD, Executive Vice President and Chief Operating Officer of Genaera, commented, “While LOMUCIN™ is our hCLCA1 antagonist leader in the clinic, we have also developed second generation molecules such as MSI-2216. The results of this preclinical study conducted with Dr. James Wagner and Dr. Jack Harkema at Michigan State University suggest that our discovery efforts for second generation hCLCA1 antagonists are showing promise. At the same time, the importance of the hCLCA1 target in an acute respiratory infection model is demonstrated, further extending the potential applications for an hCLCA1 antagonist. We believe that hCLCA1 is an important therapeutic target for all upper and lower respiratory conditions characterized by abnormal excess mucus production and inflammation.”

The mucoregulator program is Genaera’s second product development program based on its genomics discoveries. Based on the role of the hCLCA1 chloride channel in respiratory diseases, such as cystic fibrosis, the Company has developed LOMUCIN™. LOMUCIN™ (talniflumate) is intended to block the hCLCA1-dependent mucus overproduction present in respiratory and sinus disorders, and thereby provide a new strategy for opening the airways and easing breathing in patients with these diseases.

There is an extensive unmet medical need for a therapy that can prevent abnormal mucus production. Chronic sinusitis is one of the most common reasons for physician visits in the United States, with 35 million cases per year. It is thought that many of the symptoms of chronic sinusitis result from excess mucus production. According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, there are more than 65 million patients suffering from diseases where mucus overproduction may be hCLCA1 mediated, including 17 million asthmatics and 35 million respiratory allergy sufferers. Mucus overproduction and small airway plugging is one of the hallmarks of asthma and excess mucus production is also associated with COPD and chronic bronchitis. Cystic fibrosis is characterized by a dramatic increase in mucus production, and mucoregulator therapy may be beneficial in this condition as well.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “continuing,” and “progress,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.